Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports Third Quarter Fiscal 2021 Results

•Year-to-date summary:
◦GAAP revenue increased 2% and operating income remained consistent for the nine months ended March 31, 2021 compared to the prior-year period.
◦Non-GAAP adjusted revenue increased 5% and non-GAAP adjusted operating income increased 9% for the nine months ended March 31, 2021 compared to the prior-year period.
◦GAAP EPS was $3.08 per diluted share for the nine months ended March 31, 2021, compared to $3.06 in the prior-year period.
◦Cash at March 31, 2021 was $70.1 million and $109.5 million at March 31, 2020.
◦Debt related to the revolving credit line was $200 million at March 31, 2021 and $55 million at March 31, 2020.

•Third quarter summary:
◦GAAP revenue increased 1% and operating income decreased 1% for the quarter compared to the prior-year quarter.
◦Non-GAAP adjusted revenue increased 6% and non-GAAP adjusted operating income increased 19% for the quarter compared to the prior-year quarter.
◦GAAP EPS was $0.95 per diluted share for the quarter, compared to $0.96 in the prior-year quarter.

•Full-year fiscal 2021 guidance:
◦GAAP revenue $1,752 million to $1,757 million
◦GAAP EPS $3.98 to $4.02
◦Non-GAAP revenue $1,735 million to $1,740 million1

Monett, MO, May 3, 2021 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announces results for the third quarter of fiscal 2021 and discusses its continued response to the novel coronavirus (COVID-19) pandemic.
According to David Foss, President and CEO, “We are very pleased to report another quarter of revenue growth and an overall solid financial performance. Our sales team had another outstanding quarter booking fifteen new core sales including five deals in the multi-billion dollar institution market. Also of note in the quarter, we successfully completed our much-anticipated card processing system conversion in accordance with our announced plan. We continue to see very strong demand for Jack Henry technology solutions in the markets we serve and continue to operate with a very robust sales pipeline."

Operating Results

Revenue, operating expenses, operating income, and net income for the three and nine months ended March 31, 2021, as compared to the three and nine months ended March 31, 2020, were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2021	2020		2021	2020
Revenue
Services and Support	$254,639	$270,204	(6)%	$786,509	$804,216	(2)%
Percentage of Total Revenue	59%	63%		60%	63%
Processing	179,137	159,202	13%	521,429	482,314	8%
Percentage of Total Revenue	41%	37%		40%	37%
Total Revenue	$433,776	$429,406	1%	$1,307,938	$1,286,530	2%

JKHY Reports Third Quarter Fiscal 2021 Results
May 3, 2021

•Processing revenue increased for the third quarter primarily driven by growth in card processing of 14%. Other increases were in Jack Henry digital and remittance revenues. Services and support revenue decreased primarily due to a deconversion fee revenue reduction of $18,414, as fewer customers were lost to mergers with non-Jack Henry customers. Another decrease was in hardware revenue and was partially offset by growth in data processing and hosting fees.
•Processing revenue increased for the nine month period primarily driven by growth in card processing of 8%. Other increases were in Jack Henry digital and remittance revenues. Services and support revenue decreased primarily due to a deconversion fee revenue reduction of $32,979, as fewer customers were lost to mergers with non-Jack Henry customers. Other decreases were pass-through (due to COVID-19 travel limitations2) and hardware revenues partially offset by growth in data processing and hosting fees and software usage fees.
•For the third quarter, core segment revenue decreased 4%, payments segment revenue increased 7%, complementary segment revenue increased 1%, and corporate and other segment revenue decreased 11%.3
•For the nine month period, core segment revenue decreased 1%, payments segment revenue increased 5%, complementary segment revenue increased 4%, and corporate and other segment revenue decreased 22%.3

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2021	2020		2021	2020
Cost of Revenue	$267,770	$258,571	4%	$788,481	$753,629	5%
Percentage of Total Revenue	62%	60%		60%	59%
Research and Development	27,395	28,308	(3)%	80,233	80,086	—%
Percentage of Total Revenue	6%	7%		6%	6%
Selling, General, and Administrative	47,408	50,589	(6)%	136,801	148,985	(8)%
Percentage of Total Revenue	11%	12%		10%	12%
Total Operating Expenses	342,573	337,468	2%	1,005,515	982,700	2%
Operating Income	$91,203	$91,938	(1)%	$302,423	$303,830	—%
Operating Margin	21%	21%		23%	24%

•Cost of revenue increased for the third quarter primarily due to higher costs associated with our card processing platform and operating licenses and fees.
•Cost of revenue increased for the nine month period primarily due to higher costs associated with our card processing platform, operating licenses and fees, and personnel costs partially offset by travel expense savings as a result of COVID-19 travel limitations2 and lower costs related to hardware.
•Research and development expense decreased for the third quarter primarily due to higher capitalized research and development costs partially offset by an increase in personnel costs.
•Research and development expense remained consistent for the nine month period. The consistency of this expense category for the period reflected our continuing commitment to the development of strategic products.
•Selling, general, and administrative expense decreased for the third quarter primarily due to the change in gain/loss on disposal of assets, net.
•Selling, general, and administrative expense decreased for the nine months primarily due to travel expense and other savings as a result of COVID-19 travel limitations and the change in gain/loss on disposal of assets, net, partially offset by increased personnel costs. COVID-19 related savings included our national sales meeting, Jack Henry Annual Conference, and Symitar Education Conference being held virtually.2

JKHY Reports Third Quarter Fiscal 2021 Results
May 3, 2021

Net Income

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2021	2020		2021	2020
Income Before Income Taxes	$90,937	$91,970	(1)%	$302,042	$304,403	(1)%
Provision for Income Taxes	19,528	18,115	8%	67,435	69,080	(2)%
Net Income	$71,409	$73,855	(3)%	$234,607	$235,323	—%
Diluted earnings per share	$0.95	$0.96	(1)%	$3.08	$3.06	1%

•Effective tax rates for the third quarter of fiscal years 2021 and 2020 were 21.5% and 19.7%, respectively, and for the nine month periods of fiscal years 2021 and 2020 were 22.3% and 22.7%, respectively.

According to Kevin Williams, CFO and Treasurer, “Our private cloud, card processing and digital solutions continue driving our revenue growth during the quarter compared to the prior year. However, we also continue to have revenue headwinds on our reported numbers primarily driven by decreased deconversion fees due to the significant reduction in M&A activity during the year; and hardware revenue attributable to the on-going migration of our existing on-premise customers moving to our private cloud. Operating margins were in line with the previous year’s quarter and on a non-GAAP basis, we saw nice margin expansion in each of our three operating segments. I also want to thank all of our associates for their continued focus and contributions to move our company and customers forward in these unusual times.”

1 See tables below reconciling fiscal year 2021 GAAP to non-GAAP guidance.
2 See “COVID-19 Impact and Response” section below.
3 See revenue lines of segment break-out tables on pages 4 and 5 below.

Non-GAAP Impact of Deconversion Fees and Acquisitions, Divestitures, and Gain/Loss
The table below shows our revenue and operating income (in thousands) for the three and nine months ended March 31, 2021 compared to the three and nine months ended March 31, 2020, excluding the impacts of deconversion fees and acquisitions, divestitures, and gain/loss.

(Unaudited, In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2021	2020		2021	2020

Reported Revenue (GAAP)	$433,776	$429,406	1%	$1,307,938	$1,286,530	2%

Adjustments:
Deconversion fee revenue	(4,367)	(22,781)		(12,405)	(45,384)
Revenue from acquisitions and divestitures	—	(1,241)		—	(2,408)

Non-GAAP Adjusted Revenue	$429,409	$405,384	6%	$1,295,533	$1,238,738	5%

Reported Operating Income (GAAP)	$91,203	$91,938	(1)%	$302,423	$303,830	—%

Adjustments:
Operating income from deconversion fees	(3,967)	(21,512)		(11,105)	(41,960)
Operating (income)/loss from acquisitions, divestitures, and gain/loss	46	2,838		(1,994)	2,561

Non-GAAP Adjusted Operating Income	$87,282	$73,264	19%	$289,324	$264,431	9%

JKHY Reports Third Quarter Fiscal 2021 Results
May 3, 2021

The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and include a reconciliation to non-GAAP adjusted operating income presented above.

(Unaudited, In Thousands)	Three Months Ended March 31, 2021
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$135,149	$160,841	$125,431	$12,355	$433,776
Deconversion fees	(1,362)	(1,911)	(1,080)	(14)	(4,367)
Non-GAAP Adjusted Revenue	133,787	158,930	124,351	12,341	429,409

Cost of Revenue	63,259	87,628	54,207	62,676	267,770
Non-GAAP adjustments	(148)	(24)	(205)	(4)	(381)
Non-GAAP Adjusted Cost of Revenue	63,111	87,604	54,002	62,672	267,389
Non- GAAP Adjusted Segment Income	$70,676	$71,326	$70,349	$(50,331)

Research and Development					27,395
Selling, General, and Administrative					47,408
Non-GAAP adjustments unassigned to a segment					(65)
Non-GAAP Total Adjusted Operating Expenses					342,127
Non-GAAP Adjusted Operating Income					$87,282

(Unaudited, In Thousands)	Three Months Ended March 31, 2020
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$141,120	$150,360	$123,984	$13,942	$429,406
Deconversion fees	(10,603)	(6,442)	(5,462)	(274)	(22,781)
Acquisitions and divestitures	(1,241)	—	—	—	(1,241)
Non-GAAP Adjusted Revenue	129,276	143,918	118,522	13,668	405,384

Cost of Revenue	62,699	80,836	52,133	62,903	258,571
Non-GAAP adjustments	(1,059)	(81)	(223)	(33)	(1,396)
Non-GAAP Adjusted Cost of Revenue	61,640	80,755	51,910	62,870	257,175
Non- GAAP Adjusted Segment Income	$67,636	$63,163	$66,612	$(49,202)

Research and Development					28,308
Selling, General, and Administrative					50,589
Non-GAAP adjustments unassigned to a segment					(3,952)
Non-GAAP Total Adjusted Operating Expenses					332,120
Non-GAAP Adjusted Operating Income					$73,264

JKHY Reports Third Quarter Fiscal 2021 Results
May 3, 2021

(Unaudited, In Thousands)	Nine Months Ended March 31, 2021
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$423,253	$472,756	$377,193	$34,736	$1,307,938
Deconversion fees	(4,297)	(4,433)	(3,588)	(87)	(12,405)
Non-GAAP Adjusted Revenue	418,956	468,323	373,605	34,649	1,295,533

Cost of Revenue	185,668	260,411	158,638	183,764	788,481
Non-GAAP adjustments	(412)	(109)	(458)	(51)	(1,030)
Non-GAAP Adjusted Cost of Revenue	185,256	260,302	158,180	183,713	787,451
Non-GAAP Adjusted Segment Income	$233,700	$208,021	$215,425	$(149,064)

Research and Development					80,233
Selling, General, and Administrative					136,801
Non-GAAP adjustments unassigned to a segment					1,724
Non-GAAP Total Adjusted Operating Expenses					1,006,209
Non-GAAP Adjusted Operating Income					$289,324

(Unaudited, In Thousands)	Nine Months Ended March 31, 2020
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$425,909	$452,151	$364,137	$44,333	$1,286,530
Deconversion fees	(21,218)	(13,478)	(10,364)	(324)	(45,384)
Acquisitions and divestitures	(2,408)	—	—	—	(2,408)
Non-GAAP Adjusted Revenue	402,283	438,673	353,773	44,009	1,238,738

Cost of Revenue	181,697	236,725	152,376	182,831	753,629
Non-GAAP adjustments	(2,898)	(234)	(875)	(40)	(4,047)
Non-GAAP Adjusted Cost of Revenue	178,799	236,491	151,501	182,791	749,582
Non- GAAP Adjusted Segment Income	$223,484	$202,182	$202,272	$(138,782)

Research and Development					80,086
Selling, General, and Administrative					148,985
Non-GAAP adjustments unassigned to a segment					(4,346)
Non-GAAP Total Adjusted Operating Expenses					974,307
Non-GAAP Adjusted Operating Income					$264,431

JKHY Reports Third Quarter Fiscal 2021 Results
May 3, 2021

The table below shows our GAAP to non-GAAP guidance for the twelve months ended June 30, 2021. Non-GAAP guidance excludes the impacts of deconversion fees and acquisitions and divestitures.

GAAP to Non-GAAP GUIDANCE (In Millions, except per share data)	Annual FY21
	Low	High
REVENUE
GAAP	$1,752	$1,757
Growth	3.2%	3.5%
Deconversion Fees and Acquisitions and Divestitures	17	17
Non-GAAP Adjusted	$1,735	$1,740
EPS
GAAP	$3.98	$4.02
Growth	3.2%	4.3%

Balance Sheet and Cash Flow Review
•At March 31, 2021, cash and cash equivalents decreased to $70.1 million from $109.5 million at March 31, 2020.
•Trade receivables totaled $207.7 million at March 31, 2021 compared to $212.1 million at March 31, 2020.
•The Company had $200 million of borrowings at March 31, 2021 and $55 million at March 31, 2020.
•Total deferred revenue decreased to $212.0 million at March 31, 2021, compared to $226.4 million a year ago.
•Stockholders' equity decreased to $1,315.4 million at March 31, 2021, compared to $1,513.9 million a year ago.

The following table summarizes net cash from operating activities:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2021	2020
Net income	$234,607	$235,323
Depreciation	39,816	38,812
Amortization	92,189	89,160
Change in deferred income taxes	13,205	9,082
Other non-cash expenses	12,753	14,783
Change in receivables	92,716	99,425
Change in deferred revenue	(177,021)	(168,066)
Change in other assets and liabilities	(41,950)	(42,066)
Net cash provided by operating activities	$266,315	$276,453

JKHY Reports Third Quarter Fiscal 2021 Results
May 3, 2021

The following table summarizes net cash from investing activities:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2021	2020
Payment for acquisitions, net of cash acquired	$(2,300)	$(30,376)
Capital expenditures	(14,916)	(39,563)
Proceeds from dispositions	6,187	11,106
Purchased software	(5,820)	(6,133)
Computer software developed	(95,991)	(87,284)
Purchase of investments	(13,300)	(1,150)
Net cash from investing activities	$(126,140)	$(153,400)

•On July 1, 2019, the Company acquired all of the equity interest of DebtFolio, Inc. ("Geezeo") for $30,376, net of cash acquired. Geezeo is a Boston-based provider of retail and business digital financial management solutions.

The following table summarizes net cash from financing activities:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2021	2020
Borrowings on credit facilities	$200,000	$55,000
Repayments on financing leases	(86)	(6)
Purchase of treasury stock	(384,378)	(71,549)
Dividends paid	(99,778)	(94,486)
Net cash from issuance of stock and tax related to stock-based compensation	838	3,874
Net cash from financing activities	$(283,404)	$(107,167)

•For the nine months ended March 31, 2021, the Company repurchased common stock and transferred to its treasury 2,500 shares compared to the nine months ended March 31, 2020 when the Company repurchased common stock and transferred to its treasury 485 shares.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP include the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures, including adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, and adjusted operating expenses.
We believe non-GAAP financial measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP financial measures presented eliminate one-time deconversion fees and acquisitions, divestitures, and gain/loss, all of which management believes are not indicative of the Company's operating performance. Such adjustments give investors further insight into our performance. For these reasons, management also uses these non-GAAP financial measures in its assessment and management of the Company's performance.
Any non-GAAP financial measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of the non-GAAP financial measures to related GAAP measures are included.
COVID-19 Impact and Response
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic and the President of the United States declared the outbreak as a national emergency. As COVID-19 rapidly spread, federal, state and local governments responded by imposing varying degrees of restrictions, including widespread “stay-at-home” orders, social distancing requirements, travel limitations, quarantines, and forced closures or limitations on operations of non-essential businesses. Over the course of the pandemic, these restrictions have been modified, lifted, and in some cases re-imposed in various locations. The existence, diversity, and constantly changing nature of these restrictions have resulted in significant economic disruptions and uncertainty.
The health, safety, and well-being of our employees and customers is of paramount importance to us. In March 2020, we established an internal task force composed of executive officers and other members of management to frequently assess updates to the COVID-19 situation and recommend Company actions. We offered remote working as a recommended option to employees whose job duties allow them to work off-site. This recommended remote working option is currently extended until at

JKHY Reports Third Quarter Fiscal 2021 Results
May 3, 2021

least July 1, 2021, and our internal task force will continue to evaluate recommending further extensions. Based on guidance from the U.S. Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency, the Company was designated as essential critical infrastructure because of our support of the financial services industry. As of May 1, 2021, the majority of our employees were continuing to work remotely. Our internal task force considers federal, state and local guidance, as well as employee-specific and facility-specific factors, when recommending Company actions. At such time that our internal task force recommends that our remote employees begin to return to our facilities, we have prepared procedures to assist with a safe, gradual and deliberate approach, including a return-to-office training, enhanced sanitation procedures and face mask requirements, which are currently being utilized by our employees who are required to be on-site to perform their required job functions.
We have suspended all non-essential business travel until at least July 1, 2021, and our internal task force will continue to evaluate the need for further extensions. We have put additional safety precautions into place for travel that is essential. We have also updated the health benefits available to our employees by waiving out-of-pocket expenses related to testing and treatment of COVID-19.
Customers
We are working closely with our customers who are scheduled for on-site visits to ensure their needs are met while taking necessary safety precautions when our employees are required to be at a customer site. Delays of customer system installations due to COVID-19 have been limited, and we have developed processes to handle remote installations when available. We expect these processes to provide flexibility and value both during and after the COVID-19 pandemic. We did experience delays related to continuing customer migrations to our new card processing platform. However, we successfully completed all the migrations according to a revised schedule by March 31, 2021. We continue to work with our customers to support them during this difficult time, and, to that end, have waived certain late fees in connection with our products and services. We have also enhanced our lending service offerings to support the Paycheck Protection Program (PPP) that was introduced by the Coronavirus Aid, Relief, and Economic Security (CARES) Act. Even though a substantial portion of our workforce has worked remotely during the outbreak and business travel has been curtailed, we have not yet experienced significant disruption to our operations. We believe our technological capabilities are well positioned to allow our employees to work remotely for the foreseeable future without materially impacting our business.
Financial impact
We have seen delays in certain product installations due to COVID-19 with the associated revenue pushed from the current period to future periods. These headwinds may continue to impact our license, hardware, installation and pass-through revenues into fiscal 2022. Despite the changes and restrictions caused by COVID-19, the overall financial and operational impact on our business has been limited and our liquidity, balance sheet, and business trends remain strong. We experienced positive operating cash flows during the first nine months of fiscal 2021, and we do not expect that to change in the near term. However, we are unable to accurately predict the future impact of COVID-19 due to a number of uncertainties, including further government actions; the duration, severity and recurrence of the outbreak; the speed and effectiveness of vaccine and treatment developments; the speed of economic recovery; the potential impact to our customers, vendors, and employees; and how the potential impact might affect future customer services, processing and installation-related revenue, and processes and efficiencies within the Company directly or indirectly impacting financial results. We will continue to monitor COVID-19 and its possible impact on the Company and to take steps necessary to protect the health and safety of our employees and customers.

Quarterly Conference Call
The Company will hold a conference call on May 4, 2021; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates, Inc.®
Jack Henry (NASDAQ: JKHY) is a leading provider of technology solutions primarily for the financial services industry. We are an S&P 500 company that serves approximately 8,400 clients nationwide through three divisions: Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in future-ready digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company's Securities and Exchange Commission filings, including the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.

JKHY Reports Third Quarter Fiscal 2021 Results
May 3, 2021

For More Information:

Media Contact:	Analyst Contact:
Barbara Miller	Vance Sherard, CFA
Corporate Communications	Investor Relations
Jack Henry & Associates, Inc.	Jack Henry & Associates, Inc.
470-306-9043	417-235-6652
BAMiller@jackhenry.com	VSherard@jackhenry.com

JKHY Reports Third Quarter Fiscal 2021 Results
May 3, 2021

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, except per share data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2021	2020		2021	2020

REVENUE	$433,776	$429,406	1%	$1,307,938	$1,286,530	2%

EXPENSES
Cost of Revenue	267,770	258,571	4%	788,481	753,629	5%
Research and Development	27,395	28,308	(3)%	80,233	80,086	—%
Selling, General, and Administrative	47,408	50,589	(6)%	136,801	148,985	(8)%
Total Expenses	342,573	337,468	2%	1,005,515	982,700	2%

OPERATING INCOME	91,203	91,938	(1)%	302,423	303,830	—%

INTEREST INCOME (EXPENSE)
Interest income	24	197	(88)%	144	1,050	(86)%
Interest expense	(290)	(165)	76%	(525)	(477)	10%
Total	(266)	32	(931)%	(381)	573	(166)%

INCOME BEFORE INCOME TAXES	90,937	91,970	(1)%	302,042	304,403	(1)%

PROVISION FOR INCOME TAXES	19,528	18,115	8%	67,435	69,080	(2)%

NET INCOME	$71,409	$73,855	(3)%	$234,607	$235,323	—%

Diluted net income per share	$0.95	$0.96		$3.08	$3.06
Diluted weighted average shares outstanding	75,431	76,884		76,141	76,962

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				March 31,		% Change
				2021	2020
Cash and cash equivalents				$70,116	$109,514	(36)%
Receivables				207,736	212,060	(2)%
Total assets				2,211,499	2,229,419	(1)%

Accounts payable and accrued expenses				$160,502	$138,010	16%
Current and long-term debt				200,237	55,247	262%
Deferred revenue				212,038	226,427	(6)%
Stockholders' equity				1,315,443	1,513,863	(13)%